EXHIBIT 99.1

The Chemours Company Reports First Quarter 2017 Results;

Significant Earnings Improvements in All Segments

First Quarter 2017 Highlights

•	Net Sales of $1.4 billion, up 11%, including impacts from divestitures
•	Net Income of $150 million, up $99 million with EPS of $0.79, up $0.51 per diluted share
•	Adjusted EBITDA of $285 million, up 123%, demonstrating margin improvement across all segments
•	Adjusted Net Income of $142 million, up $131 million with Adjusted EPS of $0.75, up $0.69 per diluted share
•	Achieved net leverage of 2.7 times, below transformation plan target
•	Increased full-year 2017 outlook

Wilmington, Del., May 1, 2017 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced financial results for the first quarter 2017.

Chemours President and CEO Mark Vergnano said, “We began 2017 with great business performance across all three segments, bolstered by growth of Opteon™ refrigerants and improved pricing and demand for Ti-Pure™ titanium dioxide. Our transformation plan initiatives remain a key part of our strategy, as evidenced in the improvements of the Chemical Solutions segment. These results demonstrate that we are getting the full benefit of both market momentum and the strength that is embedded in our businesses and employees. As a result, Adjusted EBITDA margin doubled versus last year’s first quarter.”

First quarter net sales were $1.4 billion, an increase of 11 percent from $1.3 billion in the prior-year quarter. Volume growth in Titanium Technologies and Fluoroproducts drove a 15 percent increase in revenue and higher prices in Titanium Technologies added another 5 percent. These results were reduced by 8 percent due to the portfolio effects of divestitures within Chemical Solutions and approximately 1 percent related to negative currency translation year-over-year. First quarter net income was $150 million, or $0.79 per diluted share, versus net income of $51 million, or $0.28 per diluted share in last year’s first quarter. Adjusted EBITDA for the first quarter 2017 improved by $157 million to $285 million versus $128 million in the first quarter of 2016. This improvement was primarily driven by increased volume and pricing despite the impact of the portfolio changes in Chemical Solutions.

Titanium Technologies

In the first quarter, Titanium Technologies segment sales were $646 million, a 24 percent increase versus the prior-year quarter. Global average selling prices and demand for Ti-Pure™ products both increased year-over-year. Segment Adjusted EBITDA was $159 million, a 194 percent year-over-year increase. Results were driven by improved pricing, increased Ti-Pure™ TiO2 volumes and production efficiencies.

Fluoroproducts

Fluoroproducts segment sales in the first quarter were $652 million, an increase of 23 percent versus the prior-year quarter. Opteon™ refrigerants sales growth and solid demand for fluoropolymers drove the volume increase compared to the prior-year quarter. Price declined versus last year’s first quarter primarily driven by unfavorable mix. Segment Adjusted EBITDA was $155 million, an 82 percent increase versus the prior-year quarter, a result of the increased volume partially offset by lower price.

EXHIBIT 99.1

Chemical Solutions

In the first quarter, Chemical Solutions segment sales were $139 million, a 43 percent decline versus the prior-year quarter, primarily due to the impact of divestitures and the Niagara plant shutdown. Volume of chemicals & intermediate products increased, while price and currency effects were negligible in the quarter. Segment Adjusted EBITDA was $12 million, $2 million above the prior-year quarter, reflecting increased volume of performance chemicals & intermediates products and lower operating costs year-over-year, somewhat offset by the impacts of portfolio changes.

Corporate and Other

Corporate and Other represented a negative $41 million of Adjusted EBITDA. Expenses in the first quarter of 2017 increased $20 million versus the prior-year quarter. These increases were primarily related to higher legal and performance-related compensation expenses.

The company realized a cash tax rate of approximately 13 percent in the quarter. The company expects its cash tax rate to be in the high-teens for the full-year 2017, reflecting the company’s anticipated geographic mix of earnings.

Liquidity

As of March 31, 2017, gross consolidated debt was $3.6 billion. Debt, net of $898 million cash, was $2.7 billion, resulting in a net debt-to-EBITDA ratio of approximately 2.7 times on a trailing twelve-month basis- below the company’s transformation plan target of 3.0 times.

On April 3, 2017, Chemours repriced its existing Term Loan B. As part of that transaction, the company shifted a portion of the US Dollar Term Loan B into a new class of Euro Term Loan B. The Euro portion was issued with an aggregate principal amount of €400 million and the remaining US Dollar portion was issued in dollars with an aggregate principal amount of $940 million. The lower pricing associated with these Term Loan B tranches is expected to reduce interest expense by approximately $8 million annually. In addition, the company amended certain terms and conditions of its credit agreement to allow more operational flexibility.

Operating cash flow for the first quarter was $41 million, versus $36 million including the $166 million benefit of the prepayment received from DuPont in the previous year quarter. Free Cash Flow for the first quarter was a negative $28 million, a $25 million improvement versus the previous-year quarter of negative $53 million. Excluding the DuPont prepayment from 2016 comparisons, operating cash flow and Free Cash Flow improved $171 million and $191 million, respectively. Working capital for the quarter was a use of $176 million of cash, consistent with normal seasonal patterns.

Outlook

Vergnano commented, “Coming off our strong first quarter results, we now expect our 2017 Adjusted EBITDA to be in a range of $1.15 billion to $1.25 billion. We continue to anticipate that performance will remain strong for both Ti-Pure™ titanium dioxide and Opteon™ refrigerants. We have seen earlier than anticipated demand for some of these products, and as a result, expect first half and second half profitability to be more balanced than we saw in 2016. Guided by our transformation plan, we believe we are well positioned for the remainder of 2017, as we continue to strengthen our businesses and benefit from positive market conditions.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Tuesday, May 2, 2017 at 8:00 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.  Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share, Adjusted EBITDA and Free Cash Flow to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. These forward-looking statements address, among other things, our agreement with DuPont relating to the Settlement, resolution of environmental liabilities, litigation and other contingencies, anticipated future operating and financial performance, business plans and prospects, transformation plans, cost savings targets, plans to increase profitability and our outlook for Adjusted EBITDA, free cash flow and target net leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Chemours’ control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include: whether the Settlement becomes effective; the outcome of any pending or future litigation related to PFOA; the performance by DuPont of its obligations under the Settlement; the terms of any final agreement between Chemours and DuPont relating to the Settlement; and other risks, uncertainties and other factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Director, Brand Marketing and Corporate Communications

+1.302.773.4507

media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263

investor@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2017	2016
Net sales	$1,437	$1,297
Cost of goods sold	1,079	1,095
Gross profit	358	202
Selling, general and administrative expense	144	133
Research and development expense	19	23
Restructuring and asset related charges, net	12	17
Total expenses	175	173
Equity in earnings of affiliates	7	5
Interest expense, net	(51)	(57)
Other income, net	34	93
Income before income taxes	173	70
Provision for income taxes	22	19
Net income	151	51
Less: Net income attributable to noncontrolling interests	1	—
Net income attributable to Chemours	$150	$51
Per share data
Basic earnings per share of common stock	$0.82	$0.28
Diluted earnings per share of common stock	$0.79	$0.28
Dividends per share of common stock	$0.03	$0.03

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	March 31,
	2017	December 31,
	(Unaudited)	2016
Assets
Current assets:
Cash and cash equivalents	$898	$902
Accounts and notes receivable - trade, net	921	807
Inventories	822	767
Prepaid expenses and other	70	77
Total current assets	2,711	2,553
Property, plant and equipment	8,123	7,997
Less: Accumulated depreciation	(5,290)	(5,213)
Net property, plant and equipment	2,833	2,784
Goodwill and other intangible assets, net	169	170
Investments in affiliates	149	136
Other assets	420	417
Total assets	$6,282	$6,060
Liabilities and equity
Current liabilities:
Accounts payable	$941	$884
Current maturities of long-term debt	14	15
Other accrued liabilities	780	872
Total current liabilities	1,735	1,771
Long-term debt, net	3,538	3,529
Deferred income taxes	140	132
Other liabilities	511	524
Total liabilities	5,924	5,956
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized)	2	2
Additional paid-in capital	808	789
Retained earnings (accumulated deficit)	31	(114)
Accumulated other comprehensive loss	(488)	(577)
Total Chemours stockholders’ equity	353	100
Noncontrolling interests	5	4
Total equity	358	104
Total liabilities and equity	$6,282	$6,060

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net income	$151	$51
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	71	66
Amortization of deferred financing costs and issuance discount	3	8
Gain on sale of assets and businesses	(16)	(89)
Equity in earnings of affiliates	(7)	(5)
Deferred tax benefits	5	10
Other operating charges and credits, net	10	13
(Increase) decrease in operating assets:
Accounts and notes receivable - trade, net	(103)	(40)
Inventories and other operating assets	(31)	18
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(42)	4
Cash provided by operating activities	41	36
Investing activities
Purchases of property, plant and equipment	(69)	(89)
Proceeds from sales of assets and business, net	9	140
Foreign exchange contract settlements	(3)	(1)
Cash (used for) provided by investing activities	(63)	50
Financing activities
Debt repayments	(4)	(9)
Dividends paid	(5)	(5)
Deferred financing fees	—	(2)
Proceeds from exercised stock options	20	—
Cash provided by (used for) financing activities	11	(16)
Effect of exchange rate changes on cash	7	(1)
(Decrease) increase in cash and cash equivalents	(4)	69
Cash and cash equivalents at beginning of the period	902	366
Cash and cash equivalents at end of the period	$898	$435
NON-CASH INVESTING ACTIVITES:
Change in property, plant and equipment included in accounts payable	$14	$3

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2017	2016	(Decrease)	2016	(Decrease)
Titanium Technologies	$646	$521	$125	$623	$23
Fluoroproducts	652	531	121	569	83
Chemical Solutions	139	245	(106)	130	9
Net sales	$1,437	$1,297	$140	$1,322	$115

Segment Adjusted EBITDA	Three months ended			Three months ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2017	2016	(Decrease)	2016	(Decrease)
Titanium Technologies	$159	$54	$105	$157	$2
Fluoroproducts	155	85	70	111	44
Chemical Solutions	12	10	2	9	3
Corporate and Other	(41)	(21)	(20)	(38)	(3)
Total Adjusted EBITDA	$285	$128	$157	$239	$46

Adjusted EBITDA Margin	20%	10%		18%

Quarterly Change in Net Sales from March 31, 2016
		Percentage	Percentage change due to:
	March 31, 2017 Net Sales	Change vs March 31, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,437	11%	5%	15%	(1)%	(8)%

Titanium Technologies	$646	24%	14%	11%	(1)%	—%
Fluoroproducts	$652	23%	(1)%	24%	—%	—%
Chemical Solutions	$139	(43)%	—%	1%	—%	(44)%

Quarterly Change in Net Sales from December 31, 2016
		Percentage	Percentage change due to:
	March 31, 2017 Net Sales	Change vs December 31, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,437	9%	2%	8%	(1)%	—%

Titanium Technologies	$646	4%	2%	3%	(1)%	—%
Fluoroproducts	$652	15%	1%	15%	(1)%	—%
Chemical Solutions	$139	7%	1%	9%	—%	(3)%

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations

(Dollars in millions)

	Three months ended
	March 31,		December 31,
	2017	2016	2016
Net income (loss) attributable to Chemours	$150	$51	$(230)
Non-operating pension and other postretirement employee benefit income	(8)	(7)	(1)
Exchange (gains) losses	(5)	6	20
Restructuring charges	12	17	11
Asset related charges[1]	—	—	14
(Gain) loss on sale of assets or businesses	(16)	(89)	3
Transaction costs[2]	—	3	1
Legal and other charges[3]	7	5	336
Provision for (benefit from) income taxes relating to reconciling items[4]	2	25	(139)
Adjusted Net Income	142	11	15
Net income attributable to noncontrolling interests	1	—	—
Interest expense, net	51	57	56
Depreciation and amortization	71	66	72
All remaining provision for (benefit from) income taxes[4]	20	(6)	96
Adjusted EBITDA	$285	$128	$239

[1]	Three months ended December 31, 2016 includes $13 million pre-tax asset impairment of our corporate headquarters building in Wilmington, Delaware and other asset write-offs.
[2]

Includes accounting, legal and bankers transaction fees incurred related to the Company's strategic initiatives, which includes transaction costs incurred in connection with the sales of the C&D and Sulfur businesses.

[3]	Includes litigation settlements, water treatment accruals related to PFOA and lease termination charges. The quarter ended December 31, 2016 also includes the $335 million PFOA MDL settlement accrual.
[4]

Total of provision for (benefit from) income taxes reconciles to the amount reported in the Consolidated Statements of Operations for the three months ended March 31, 2017 and 2016, and for the three months ended December 31, 2016.

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares.  The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three months ended
	March 31,		December 31,
	2017	2016	2016
Numerator:
Net income (loss) attributable to Chemours	$150	$51	$(230)
Adjusted Net Income	$142	$11	$15
Denominator:
Weighted-average number of common shares outstanding - Basic	183,408,309	181,281,166	182,125,428
Dilutive effect of the company's employee compensation plans [5]	5,741,621	221,974	3,911,098
Weighted average number of common shares outstanding - Diluted	189,149,930	181,503,140	186,036,526

Earnings (loss) per share - basic	$0.82	$0.28	$(1.26)
Earnings (loss) per share - diluted[5]	$0.79	$0.28	$(1.26)
Adjusted earnings per share - basic	$0.77	$0.06	$0.08
Adjusted earnings per share - diluted[5]	$0.75	$0.06	$0.08

[5]

Diluted earnings (loss) per share is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an antidilutive effect.

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

(Dollars in millions)

2017 Estimated GAAP Net Income to Estimated Adjusted EBITDA Tabular Reconciliation

(Dollars in millions)
Estimated Income Before Income Taxes [1]	$540 - $630
Provision for income taxes 1 2	160 - 170
Interest expense, net	200
Depreciation and amortization	280
Other reconciling items [1] [3]	(30)
Estimated Adjusted EBITDA [1]	$1,150 - $1,250

[1]

Our estimates reflect our current visibility and expectations of market factors, such as but not limited to, currency movements, TiO2 prices and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertainty of other factors, such as, an estimate of non-operating pension benefit costs with respect to our foreign pension plans including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on our results including exchange gains and losses and the related tax effects.

[2]	Provisions for income tax is based on our current estimate of geographic mix of earnings and does not include potential tax effect of future discrete items.
[3]	Includes non-operating pension benefit income, exchange gains and losses, gain on sale of assets, restructuring and other charges recognized in the first quarter of 2017.

GAAP Cash Flow to Free Cash Flow Tabular Reconciliations

	Three months ended
	March 31,		December 31,
	2017	2016	2016
Cash flow provided by operating activities	$41	$36	$269
Cash flow used for purchases of property, plant and equipment	(69)	(89)	(103)
Free cash flows [1]	$(28)	$(53)	$166

[1]

Cash flows from operating activities for the three months ended March 31, 2016 include the DuPont prepayments of $190 million received in the first quarter of 2016, of which, $15 million and $166 million remain outstanding as of March 31, 2017 and 2016, respectively.  Excluding the DuPont prepayment, free cash flows for the three months ended March 31, 2016 would have been negative $219 million.